Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-234761 on Form S-3 and 333-214710, 333-198145, 333-198143, 333-198141, 333-170879, 333-162927, 333-139384, 333-139383, 333-139382, 333-139380, 333-121343, 333-121342, 333-102306, 333-101291 and 333-59134 on Form S-8 of our reports dated February 20, 2020, relating to the consolidated financial statements of MetLife, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of MetLife, Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP
New York, New York
February 20, 2020